UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 9, 2015, Vivint Solar, Inc., a Delaware corporation (the “Company” or “Vivint Solar”), SunEdison, Inc., a Delaware corporation (“Parent” or “SunEdison”), and SEV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Amendment (the “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement” and the Merger Agreement as amended by the Amendment, the “Amended Merger Agreement”), dated July 20, 2015, among the Company, Parent and Merger Sub, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

The Amendment amends the Merger Agreement primarily to (1) reduce the amount of cash consideration to be received by the Company’s stockholders, (2) increase the amount of Parent common stock to be received by the Company’s stockholders, and (3) provide the Company with an option to substitute an amount of cash for the Note Consideration (as defined below) and the Stock Consideration (as defined below) that would otherwise be received by the Company’s stockholders who are not affiliated with the Company’s controlling stockholder, 313 Acquisition LLC (“313”) (such stockholders referred to as the “Public Stockholders”), by reallocating such Note Consideration and Stock Consideration payable from the Public Stockholders to 313 and reallocating from 313 to the Public Stockholders of an aggregate amount of cash equal to the fair market value of such reallocated Stock Consideration and Note Consideration as determined by the Company.

Pursuant to the Amendment, at the consummation of the Merger each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares directly owned by the Company, Parent or Merger Sub, or any of their respective wholly owned subsidiaries (other than Merger Sub), or shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive the following merger consideration:

•	an amount in cash equal to $7.89 without interest (the “Cash Consideration”);

•	$3.30 principal amount of a convertible note on the terms and conditions set forth in the Indenture (as defined below) (the “Note Consideration”);

•	the number of shares of Parent common stock (the “Signing Stock Consideration”) equal to the quotient obtained by dividing (x) $3.31 by (y) the Signing Measurement Price (defined below) and rounding the result to the nearest 1/100,000 of a share, provided that if the Signing Measurement Price is less than $27.51, the Stock Consideration per share will be 0.120 shares of Parent common stock and if the Signing Measurement Price is greater than $33.62, the Stock Consideration per share will be 0.098 shares of Parent common stock; and

•	the number of shares of Parent common stock (the “Additional Stock Consideration,” and, together with the Signing Stock Consideration, the “Stock Consideration”) equal to the quotient obtained by dividing (x) $0.75 by (y) the Closing FMV (defined below) and rounding the result to the nearest 1/100,000 of a share (the Cash Consideration, Note Consideration and Stock Consideration, collectively, the “Merger Consideration”).

The $2.00 per share reduction in the cash consideration per share from the amount reflected in the Merger Agreement will be partially offset by the Additional Stock Consideration having a value of $0.75 per share and a shortening of the maturity of the convertible notes from five years to four years, which the Company considers to have a positive impact on the per share value of such notes.

The “Signing Measurement Price” is the volume weighted average price per share of Parent common stock (rounded down to the nearest cent) on the New York Stock Exchange (“NYSE”) for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the effective time of the Merger. The “Closing FMV” is the volume weighted average price per share of Parent common stock (rounded down to the nearest cent) on NYSE for the five consecutive trading days ending on (and including) the second trading day immediately prior to the effective time of the Merger. No fractional shares of Parent common stock or fractional convertible notes will be issued, and Company stockholders will receive cash in lieu of any fractional share of Parent common stock or fractional Convertible Note.

Under the terms of the Amendment, the Company, with the consent of 313, has an option, exercisable prior to the S-4 (defined below) being declared effective by Securities and Exchange Commission (the “SEC”) and no later than 75 days after the date of the Amendment (or such earlier date on which Vivint Solar informs the Company in writing that it does not intend to exercise the election), to elect to reallocate the total merger consideration as between the Public Stockholders and 313 so as to deliver an all cash deal to the Public Stockholders. The purpose of exercising such option would be to eliminate the need to file and cause to be declared effective with the SEC a registration statement on Form S-4 covering the Stock Consideration and the Note Consideration, which should enable the Merger to close more quickly than would otherwise be the case. Assuming such option is exercised, the Public Stockholders would receive, for each share of Company Common Stock they hold, an amount of cash equal to (1) the Cash Consideration, plus (2) an additional amount of cash consideration equal to the fair market value of the Note Consideration and the Stock Consideration that would otherwise be payable to the Public Stockholders, as determined by the Company (the “Additional Cash Consideration”). If the Company elects to exercise this option, the amount of cash paid to 313 in the Merger would be equal to (1) the Cash Consideration owed in exchange for 313’s shares of the Company’s Common Stock, minus (2) the Additional Cash Consideration being reallocated to the Public Stockholders. To offset this decrease, 313 would receive the Stock Consideration and Note Consideration that otherwise would have been issued to the Public Stockholders if the Company had not exercised its option.

If the Company does not elect to exercise its option as set forth above, the issuance of the Stock Consideration and Note Consideration will be registered under a registration statement on Form S-4 (the “S-4”) to be filed with the SEC by Parent as promptly as practicable. SunEdison is required to file the S-4 by December 11, 2015. If the S-4 is not filed by such deadline, or is not declared effective by the SEC on or before February 5, 2016 or if the proxy/prospectus that forms part of the S-4 is not mailed to the Company’s stockholders within two business days of the S-4 being declared effective, and if the Company has not exercised its option with the respect to the Merger Consideration as set forth above, the Cash Consideration will increase by $0.02 per each business day that the initial filing is delayed or the effectiveness or mailing, as applicable, is delayed. If the Company notifies Parent that all conditions to closing have been satisfied or waived, and (1) Parent subsequently fails to consummate the Merger and (2) the Company obtains an order or decision from a court of competent jurisdiction that Parent’s failure to consummate constitutes a breach of Parent’s contractual obligation to close or the Company obtains an order of specific performance directing Parent or Merger Sub to consummate the Merger, the Cash Consideration shall automatically be increased by $2.00 and the Additional Stock Consideration shall automatically be deemed to be zero.

Pursuant to the Amendment, in connection with the transactions contemplated by the Amended Merger Agreement, subject to any written agreement between the relevant holder and the Parent and/or the Company, at the effective time of the Merger, each option to acquire shares of Company Common Stock that is outstanding, vested, and unexercised immediately prior to the effective time of the Merger (or that vests as a result of the effective time of the Merger), other than certain options held by certain members of the Company’s management team that will be subjected to additional vesting) will be converted into the right to receive an amount in cash (without interest), less any required tax withholding, equal to the product of: (1) the aggregate number of shares of Company Common Stock subject to such option immediately prior to the effective time of the Merger and (2) the excess, if any, of (a) the sum of (i) the Signing Stock Consideration multiplied by the Signing Measurement Price, (ii) the Additional Stock Consideration multiplied by the Closing FMV, (iii) the fair market value of the Note Consideration, and (iv) the Cash Consideration, less (b) the exercise price per share of Company Common Stock of such option. If the Company’s option described above to deliver all cash to the Public Stockholders is exercised, each such option to acquire shares of Company Common Stock will be converted into the right to receive an amount in cash (without interest), less any required tax withholding, equal to the product of: (1) the aggregate number of shares of Company Common Stock subject to such option immediately prior to the effective time of the Merger and (2) an amount equal to (a) the per share cash consideration payable to the Public Stockholders, less (b) the exercise price per share of Company Common Stock of such option. The terms of the settlement of each outstanding restricted stock unit (or portion thereof) to be settled in shares of Company Common Stock that becomes vested as a result of the consummation of the Merger remain unchanged except for adjustments to the equity award exchange ratio to reflect the changes in the Amendment to the Merger Consideration.

The terms related to the assumption by Parent of all options to acquire shares of Company Common Stock that are unvested and outstanding and all restricted stock units of the Company that are outstanding as of immediately prior to the Merger (but excluding any restricted stock unit of the Company (or portion thereof) that becomes vested as a result of the consummation of the Merger) remain unchanged except for adjustments to the equity award exchange ratio to reflect the changes in the Amendment to the Merger Consideration.

The consummation of the Merger will be conditioned on (1) the affirmative vote or written consent of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Amended Merger Agreement (the “Company Stockholder Approval”), (2) unless the Company elects to exercise its option to adjust the consideration payable to 313 and the Public Stockholders, the SEC declaring effective the S-4 under the Securities Act of 1933, as amended, (3) if 313, as holder of a majority of the Company Common Stock, delivers a written consent in accordance with the terms of the Amendment, the sending of an information statement prepared pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Company’s stockholders at least 20 calendar days prior to the consummation of the Merger and the consummation of the Merger being permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act), (4) the NYSE approving for listing the (a) the shares of Parent common stock issuable as Stock Consideration and (b) the Parent convertible notes issuable as Note Consideration (only in the event that the Company does not elect to exercise its option set forth above), and (5) other customary conditions.

In addition, under the terms of the Amendment, during the period beginning on the date of the Amendment and ending on the date that the Company Stockholder Approval is obtained, the Company is permitted to solicit and facilitate any alternative Company Takeover Proposal (as defined in the Amended Merger Agreement), provided that (among other things) the Company complies with certain obligations and restrictions related to such solicitation as described in the Amended Merger Agreement.

Pursuant to the Amendment, the termination fee payable by the Company to Parent under certain circumstances, including if the Amended Merger Agreement is terminated by Parent as a result of the Company’s board of directors failing to recommend the Merger to the Company stockholders or making a Company Change of Recommendation or by the Company as a result of the Company’s board of directors making a Company Change of Recommendation in respect of a Company Takeover Proposal and substantially simultaneously with such termination entering into a definitive agreement with respect to such Company Takeover Proposal prior to the expiration of the Post-Signing Period, has been reduced to $34 million (the “Company Termination Fee”). In connection with the Amendment, the parties revised the terms of the Indenture (the “Indenture”) which will govern the convertible notes of Parent issuable as Note Consideration to change the maturity date of the notes from five years following Closing to four years following Closing. The Note Consideration will be issued pursuant to an Indenture to be entered into concurrently with Closing by and between Parent and a trustee and will constitute direct unsecured, senior obligations of Parent. The initial conversion price for the convertible notes will be 140% of the Signing Measurement Price, but the Signing Measurement Price for such purpose shall not exceed $33.62 or be lower than $27.51. The convertible notes will accrue interest at a rate of 2.25% per year, payable semiannually in arrears in cash. The convertible notes will be issued in denominations of $100; to the extent a Company stockholder would be entitled to receive a fractional convertible note, such stockholder will receive cash in lieu thereof. Holders of the convertible notes may surrender the convertible notes for conversion only under limited circumstances, as described in the Indenture. Upon conversion Parent will pay cash, or, at the election of Parent, deliver shares of its common stock, based on a daily conversion value calculated on a proportionate basis for each trading day of the relevant 25-day observation period. The conversion rate will be subject to adjustment in certain circumstances, as described in the Indenture.

In order to induce Parent and Merger Sub to enter into the Amendment, 313, which owns approximately 77% of the outstanding shares of the Company, has agreed to amend the voting agreement 313 entered into with Parent in connection with the execution of the Merger Agreement (the “Amended Voting Agreement”) concurrently with the execution and delivery of the Amendment. Subject to the terms and conditions of the Voting Agreement, 313 has reaffirmed, among other things, its agreement to vote in favor of the adoption of the Amended Merger Agreement subject to certain termination events, including the termination of the Amended Merger Agreement. In addition, the Amended Voting Agreement specifies the circumstances under which 313 may deliver a Written Consent (as defined in the Amendment) to the adoption and approval of the Amended Merger Agreement.

Additionally, concurrently with the execution of the Amendment, 313 and Parent terminated the lock-up agreement (the “Lock-Up Agreement”) that had been entered into in connection with the execution of the Merger Agreement, pursuant to which 313 had agreed not to transfer, directly or indirectly, any convertible notes issued in the Merger or any shares of Parent common stock acquired following the date of the Lock-Up Agreement in connection with a conversion of any convertible notes during the period from and after the Closing Date until (1) with respect to Parent common stock acquired following the Closing Date in connection with a conversion of the convertible notes, 180 days after the effective date of the Merger, and (2) with respect to the convertible notes, two years after the Closing Date.

Each of the foregoing descriptions of the Merger Agreement, the Amendment, the Amended Voting Agreement and the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the each of the Merger Agreement, the Amendment, the Amended Voting Agreement and the Lock-Up Agreement. A copy of the Amendment is filled herewith as Exhibit 2.1, and a copy of the Amended Voting Agreement is filed herewith as Exhibit 10.1. Copies of the Merger Agreement and Lock-Up Agreement are filed with the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2015, as Exhibit 2.1 and Exhibit 10.2 thereto and incorporated herein by reference.

313 Financing

In connection with the execution of the Amendment, 313 has entered into a commitment letter, dated as of December 9, 2015, with Parent, pursuant to which 313 has committed to provide, subject to the terms and conditions thereof, a $250 million credit facility (the “313 Facility”) to be used to support Parent’s growth. The funding of the 313 Facility is subject to the negotiation of definitive documentation and certain other closing conditions, including the prior consummation of the Merger.

Parent Financing

Parent intends to finance the Cash Consideration primarily from the proceeds of the Term Facility and the TERP Acquisition, each of which are described below. However, the Amended Merger Agreement is not conditioned on consummation of the Term Facility, the TERP Acquisition or receipt of any other third-party financing. If Parent is unable to obtain the funding needed to complete the Merger and effect the Merger at a time when all conditions to the Merger are satisfied, Parent could be liable for breach and be subject to certain specified remedies, including contract damages based on the economic terms of the original Merger Agreement.

Second Amended and Restated Term Facility Commitment Letter

In connection with the Amendment, Parent has entered into a second amended and restated debt commitment letter, dated as of December 9, 2015, with Goldman Sachs Bank USA (“Goldman”), Barclays Bank PLC, Citigroup Global Markets Inc. and UBS Securities LLC (collectively, the “Lenders”), pursuant to which, among other things, the Lenders have committed to provide, subject to the terms and conditions thereof, a $300 million secured term loan facility (the “Term Facility”) to a wholly-owned indirect subsidiary of Parent (the “Term Borrower”). Parent intends to transfer certain development assets of the Company and of Parent’s residential solar business to the Term Borrower on the closing of the Merger. The Term Facility will be guaranteed by the immediate parent of the Term Borrower (a wholly-owned subsidiary of Parent) and all of the Term Borrower’s domestic subsidiaries, and will be secured by substantially all assets of the Term Borrower and such guarantors. The funding of the Term Facility is subject to customary conditions, including the negotiation of definitive documentation and other customary closing conditions.

Amended and Restated TERP Purchase Agreement and Bridge Financing Commitment

On December 9, 2015, in connection with its entry into the Amendment, Parent entered into an amended and restated Purchase Agreement (the “Amended TERP Purchase Agreement”) with its controlled affiliate, TerraForm Power, LLC (“Terra LLC”), pursuant to which Parent has agreed to sell to Terra LLC the equity interests in certain subsidiaries of the Company (the “Purchased Subsidiaries”) holding renewable assets constituting the Company’s rooftop solar portfolio (the “TERP Acquisition”), for the purchase price equal to the product of (i) the lesser of (x) the actual installed capacity (in megawatts (“MW”)) of residential solar operating systems owned by the Purchased Subsidiaries on the date of consummation of the Merger, and (y) 523 MW, multiplied by (ii) one million seven hundred and ten thousand dollars ($1,700,000), (expected to equal a total aggregate amount of $799 million) to be paid concurrently with the closing of the Merger. Pursuant to the Amended TERP Purchase Agreement, Terra LLC may, at its option, choose to assume (or have a subsidiary of Terra LLC assume) the obligations under that certain Loan Agreement, dated as of September 12, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Aggregation Facility”), among Vivint Solar Financing I, LLC, a Delaware limited liability company, Vivint Solar Holdings, Inc., a Delaware corporation, the other guarantors and lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent, or any additional or other indebtedness that is secured by direct or indirect interests in the Purchased Subsidiaries and that supplements, refinances or replaces the Aggregation Facility. To the extent obligations under the Aggregation Facility or such other indebtedness are assumed by Terra LLC (or a subsidiary of Terra LLC) on or before the consummation of the TERP Acquisition, then the amount of the purchase price payable by Terra LLC to Parent upon consummation of the TERP Acquisition will be reduced on a dollar-for-dollar basis by an amount equal to the then outstanding aggregate amount of the indebtedness so assumed. At the closing of the TERP Acquisition, a portion of the purchase price, estimated to be up to $75,000,000, may be placed into escrow and be unavailable to the Company to fund its payment obligations in the Merger. If any Purchased Subsidiary is obligated to repay any such indebtedness and such indebtedness remains outstanding as of the consummation of the TERP Acquisition, such indebtedness will be deemed to have been assumed by Terra LLC. The Amended TERP Purchase Agreement contains customary representations, warranties, covenants and conditions.

The Amended TERP Purchase Agreement is not conditioned on Terra LLC’s receipt of any third-party financing. However, in connection with the Amended TERP Purchase Agreement, TerraForm Power Operating, LLC, a subsidiary of Terra LLC (“TerraForm Operating”), has entered into a second amended and restated debt commitment letter, dated as of December 9, 2015, with Goldman, Citigroup Global Markets Inc., Barclays Bank PLC and UBS AG, (the “Bridge Lenders”), pursuant to which, among other things, the Bridge Lenders have committed to provide, subject to the terms and conditions thereof, borrowings under a $795 million unsecured bridge facility (the “Bridge Financing Commitment”). The funding of the Bridge Financing Commitment is subject to the negotiation of definitive documentation and other customary closing conditions.

Cautionary Statement Regarding Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including with respect to the timing of the completion of the acquisition and the ability of SunEdison to finance aspects of the acquisition, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although Vivint Solar believes that its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. For example, (1) Vivint Solar may be unable to obtain the stockholder approval required for the merger; (2) the companies may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the merger; (3) conditions to the closing of the merger may not be satisfied; (4) an offer of another company to acquire assets or capital stock of Vivint Solar could interfere with the merger; (5) SunEdison may be unable to obtain the financing for which it has received commitments; (6) problems may arise in integration, which may result in less effective or efficient operations; (7) the Merger may involve unexpected costs, unexpected liabilities or unexpected delays, or the effects of purchase accounting may be different from the companies’ expectations; (8) the credit ratings of the combined company or its subsidiaries may be different from what SunEdison or Vivint Solar expect; (9) the businesses of the companies may suffer as a result of uncertainty surrounding the Merger and the related transactions; (10) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (11) the companies may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Vivint Solar, and SunEdison described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. All forward-looking statements included in this document are based upon information available to Vivint Solar and SunEdison on the date hereof, and none of Vivint Solar or SunEdison assumes any obligation to update or revise any such forward-looking statements.

Additional Information and Where to Find It

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in those statements will be achieved or will occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Except as required by law, Vivint Solar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. You should read the documents Vivint Solar has filed with the SEC for more complete information about the company. These documents are available on both the EDGAR section of the SEC’s website at www.sec.gov and the Investor Relations section of the company’s website at www.vivintsolar.com.

Participants in Solicitation

Vivint Solar, Parent and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Vivint Solar’s stockholders in connection with the proposed transaction. Information regarding Vivint Solar’s directors and executive officers is contained in the proxy statement for Vivint Solar’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 20, 2015. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Vivint Solar’s website at http://investors.vivintsolar.com/company/investors/financial-information/sec-filings/default.aspx. Information regarding Parent’s executive officers and directors is contained in the proxy statement for Parent’s 2015 Annual Meeting of Stockholders filed with the SEC on April 17, 2015. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Parent’s website at http://investors.sunedison.com/phoenix.zhtml?c=106680&p=irol-sec. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Amendment to the Agreement and Plan of Merger, dated as of December 9, 2015, by and among SunEdison, Inc., SEV Merger Sub Inc. and Vivint Solar, Inc.*

10.1	Amended and Restated Voting Agreement, dated as of December 9, 2015, by and among SunEdison, Inc., SEV Merger Sub Inc. and 313 Acquisition LLC.

*	Certain schedules and exhibits to this agreement have been omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ Dana C. Russell
Dana C. Russell
Chief Financial Officer and Executive Vice President

Date: December 9, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amendment to the Agreement and Plan of Merger, dated as of December 9, 2015, by and among SunEdison, Inc., SEV Merger Sub Inc. and Vivint Solar, Inc.*

10.1	Amended and Restated Voting Agreement, dated as of December 9, 2015, by and among SunEdison, Inc., SEV Merger Sub Inc. and 313 Acquisition LLC.

*	Certain schedules and exhibits to this agreement have been omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.